Exhibit 99.1

12/12/11

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES VOTING RESULTS OF 2011

ANNUAL MEETING OF SHAREHOLDERS

PORTLAND, Maine, December 12, 2011 — Magellan Petroleum Corporation (the “Company”) (NASDAQ: MPET) (ASX: MGN) announced that the Company held its 2011 annual meeting of shareholders on December 8, 2011, in Denver (Broomfield), Colorado. Shareholders supported the Board of Directors’ recommendation on each of the four Company proposals presented at the meeting and voted to:

(a)	re-elect Nikolay V. Bogachev, William H. Hastings and J. Thomas Wilson as Class II directors of the Company, each to serve a term of office of three years, expiring at the annual meeting of shareholders to be held in 2014;

(b)	approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Company’s 2011 Proxy Statement;

(c)	consider, on a non-binding advisory basis, the compensation of our named executive officers annually; and

(d)	ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2012.

About Magellan

Magellan is a US-based energy company principally engaged in the acquisition, exploration, development and production of overlooked crude oil and “stranded” natural gas reserves. Magellan’s strategy involves the exploitation of already discovered oil and natural gas properties worldwide into non-traditional, growing markets. The company’s properties and exploration acreage are located primarily in Australia, the United Kingdom, and the United States.

For further information, please contact:

J. Thomas Wilson, President and Chief Executive Officer of Magellan, (207) 619-8500

Antoine Lafargue, Vice President - Chief Financial Officer of Magellan, (207) 619-8500